UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2005

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-30212 (Commission File Number)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East, Kowloon, Hong Kong (Address of Principal Executive Offices) (Zip Code)	13-3422912 (I.R.S. Employer Identification No.)

(011) 852-2390-8600 (Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Digital Media Corporation f/k/a Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 8.01 Other Events

As previously reported, a Complaint, dated March 3, 2005, in the matter of RM Coral Palm Plaza, Ltd., a Florida limited partnership, Plaintiff, vs. Hairmax of Florida, Inc. f/k/a National Beauty Corporation, a Florida corporation, and Hairmax International, Inc., f/k/a National Beauty Corporation, a Nevada corporation, Defendants, was filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida. The Complaint arose out of an alleged breach of lease by defendants Hairmax of Florida, Inc. and Hairmax International, Inc., with respect to its operation of a hair salon located at 2031 North University Drive, Coral Springs, Florida 33071. If all of the allegations of the plaintiff had been proven at trial, the plaintiff might have been entitled to damages of approximately $90,000, which sum represents delinquent rents and an acceleration of rents due for the balance of the lease term, which extends through February of 2008.

On April 15, 2005, the parties entered into a Settlement Agreement that provided that the litigation would be dismissed with prejudice in exchange for the payment by the Defendants of an aggregate amount equal to $15,000. It was agreed that payment would be made in an amount equal to $10,000 upon execution of the Settlement Agreement, with the remaining $5,000 being paid in two installments by September 5, 2005.

Such settlement and payment was reported in Note K to the financial statements of the Registrant, which are contained in the Form 10-KSB/A of the Registrant for the year ended December 31, 2004, which was filed with the Commission on April 20, 2005. The Registrant directs the reader’s attention to other important information with respect to its lease obligations, some or all of which may be in default, which information is set forth in Notes C, G and K to the financial statements of the afore-mentioned Form 10-KSB/A.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

Date: April 20, 2005	By:	/s/ Ng Chi Shing
Ng Chi Shing
President